June 17, 2008 - 7:30 AM EDT
________________________________________________________________________________

Logica Holdings to Acquire Dolphin Digital Media

Acquisition Will Enable Logica to
Create New Safe and Secure Social
Networking Websites Around
Dolphin's Core Brands of Popular
Children's Television Shows


TORONTO, June 17, 2008 (PRIME NEWSWIRE) -- Logica Holdings, Inc. (OTCBB:LGHL), a company that develops social networking websites using state-of-the-art biometric identity authentication technology, announced today that it has entered into a non-binding Heads of Terms to acquire Dolphin Digital Media LLC. The proposed acquisition will enable Logica to create and manage social networking websites around Dolphin's core brands of popular television programs for children, including Nickelodeon's top-rated series Zoey 101, Ned's Declassified School Survival Guide and the mystery movie franchise Roxy Hunter, among many others. Earlier this year, Dolphin Digital Media became the exclusive ten year licensee of Dolphin Entertainment's worldwide digital rights to its current and future properties.

This proposed acquisition, when consummated, will allow the launch of a series of new secured social networking communities for children worldwide. It is anticipated that the combination of Logica's technology and Dolphin's brand awareness and content will create the world's safest and potentially largest children and tween communities - effectively solving identified problems associated with online social networking, which have been front page news over the last few years. Under the proposed terms of the contemplated acquisition, Logica will purchase the entire issued share capital of Dolphin and it is anticipated that the deal will be valued in excess of $15 million.

"We are very excited to be joining forces with Dolphin Digital Media to create new websites for Dolphin's core audience," said Pino Baldassarre, Chief Executive Officer of Logica Holdings, Inc. "Dolphin's increasingly popular library of children's and young adult programming will help us introduce more young people to the safe usage of the Internet utilizing our state-of the-art biometric technology platform. Given the lack of viable alternatives for online safety, we are proud to be the solution and a resource to parents, lawmakers, and most importantly, children, by setting this new standard."

"We are thrilled for the opportunity to introduce our worldwide audience of young viewers to the powerful medium of the Internet under a safe and protected environment," said Bill O'Dowd, President and Chief Executive Officer of Dolphin Digital Media and Dolphin Entertainment. "Parents of our young viewers will be reassured to know that their children will be using our websites in a protected platform that eliminates external threats, thanks to Logica's proprietary security technology."

Dolphin Entertainment controls the international distribution of its programming, with its roster of highly successful programs available in over 100 countries and 300 million homes worldwide. "Zoey 101," in particular, has been a major hit since its premiere on Nickelodeon in January, 2005, having been nominated for an Emmy Award for Outstanding Children's Program that same year. "Zoey 101," and other shows in the Dolphin roster, have achieved several ratings records in the United States and Canada, and have performed exceptionally well overseas. As would be expected, many of Dolphin's international broadcast partners have created the most successful online campaigns in their history utilizing Dolphin properties.

At the heart of Logica's high-tech security platform are the solutions of its technology partners: Novell Corporation, Rackspace, Fujitsu and 123ID, all integrated through an exclusive worldwide license with Weblock International. Working with its technology partners, Logica is able to offer a proprietary platform of identity management and database solution.

Logica possesses the technology to create secure virtual worlds where the identities of all members are verified and authenticated. The system employs a secure fingerprint technology combined with secure storage and management of information, all handled by hacker-safe certified Rackspace hosting technology, one of the world's largest and most secure managed hosting facilities currently in use by such leading brands as Microsoft, Dell and Motorola.


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ABOUT DOLPHIN ENTERTAINMENT / DOLPHIN DIGITAL MEDIA
(www.dolphinentertainment.com)

Dolphin Entertainment, founded by Bill O'Dowd in 1996, is one of the world's leading entertainment companies, specializing in children's and young adult programming. In addition to the Roxy Hunter mystery movie franchise, Dolphin's other 2007 Executive Producer credits include Emmy-nominated and top U.S. rated Nickelodeon series Zoey 101, and the hit series Ned's Declassified School Survival Guide, as well as Nickelodeon's first-ever TV movies Shredderman Rules! and The Last Day of Summer. Complementing its financing, production, and distribution divisions, Dolphin has successfully launched an international merchandising and licensing group with Zoey 101 campaigns in Canada, Australia, and now Western Europe, with plans to expand into more than two dozen countries. Dolphin Digital Media was also founded by Bill O'Dowd to take advantage of Web
2.0 and social and digital media opportunities.

ABOUT LOGICA HOLDINGS, INC. (www.logicaholdings.com)

Logica Holdings, Inc. is a company whose primary focus is in the digital media, e-commerce and information technology sectors. The current configuration of held companies reflects a common theme: the growing global market for social networking and downloadable entertainment content. This is the essential idea behind the entities that are currently part of Logica Holdings, which include Plays On the Net, a comprehensive and global online guide to theater, Anne's World, licensee of Annesdiary.com, the world's first secure social networking site for girls ages 5-14, and Curtain Rising, a user-friendly search engine which will enable theater-goers to locate productions, venues and information with ease.

The Logica Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4331

SAFE HARBOR STATEMENT

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

CONTACT:  Logica Holdings, Inc.
          Pino G. Baldassarre, Chief Executive Officer
          416-929-5798

          The Wall Street Group, Inc.
          Ron Stabiner
          212-888-4848